Exhibit 99.1

Applied Materials, Inc. and Tokyo Electron Limited

Agree to Terminate Business Combination Agreement

SANTA CLARA, Calif., April 26, 2015 — Applied Materials, Inc. (NASDAQ: AMAT) and Tokyo Electron Limited (TSE: 8035) today announced that they have agreed to terminate their Business Combination Agreement (BCA). No termination fees will be payable by either party.

The decision came after the U.S. Department of Justice (DoJ) advised the parties that the coordinated remedy proposal submitted to all regulators would not be sufficient to replace the competition lost from the merger. Based on the DoJ’s position, Applied Materials and Tokyo Electron have determined that there is no realistic prospect for the completion of the merger.

“We viewed the merger as an opportunity to accelerate our strategy and worked hard to make it happen,” said Gary E. Dickerson, president and chief executive officer of Applied Materials. “While we are disappointed that we are not able to pursue this path, our existing growth strategy is compelling. We have been relentlessly driving this strategy forward and we have made significant progress towards our goals. We are delivering results and gaining share in the semiconductor and display equipment markets, while making meaningful advances in areas that represent the biggest and best growth opportunities for us.

“I would like thank our employees for their focus on delivering results throughout this process. As we move forward, Applied Materials has tremendous opportunities to leverage our differentiated capabilities and technology in precision materials engineering and drive a significant increase in the value we create for our customers and investors.”

Investor and Media Conference Call Information

Applied Materials will hold a conference call that begins at 8:30 a.m. EDT/5:30 a.m. PDT on April 27, 2015. A live webcast will be available on the Investor Relations page at www.appliedmaterials.com. Dial-in details are also available: 1 (844) 860-2362 (United States) or 1 (919) 794-3789 (outside the United States); Conference ID: 36843319. Participants should dial in 15 minutes before the call to allow time to be connected by the operator.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding Applied’s performance, products, strategies, opportunities, market positions, and business and industry outlook, as well as other statements that are not historical facts. These statements and their underlying assumptions are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the potential impact of the termination of the Business Combination Agreement on our relationships with third parties, the level of demand for Applied’s products, which is subject to many factors, including uncertain global economic and industry conditions, end-demand for electronic products and semiconductors, and customers’ new technology and capacity requirements; the timing and nature of technology transitions; the concentrated nature of Applied’s customer base; Applied’s ability to (i) develop, deliver and support a broad range of products and expand its markets, (ii) achieve the objectives of operational and strategic initiatives, (iii) obtain and protect intellectual property rights in key technologies, (iv) attract, motivate and retain key employees, and (v) accurately forecast future results, which depends on multiple assumptions related to, without limitation, market conditions, customer requirements and business needs; and other risks described in Applied’s SEC filings, including its most recent Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Applied undertakes no obligation to update any forward-looking statements.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in precision materials engineering solutions for the semiconductor, flat panel display and solar photovoltaic industries. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. Learn more at www.appliedmaterials.com.

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Contact:

Kevin Winston (editorial/media) 408.235.4498

Michael Sullivan (financial community) 408.986.7977